UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2011

GENOPTIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33753	33-0840570
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1811 Aston Avenue

Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

(760) 268-6200

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01, Changes in Control of Registrant

As previously disclosed, on January 24, 2011, Genoptix, Inc., a Delaware corporation (“Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Novartis Finance Corporation, a New York corporation (“Parent”), and GO Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”). Pursuant to the terms and conditions of the Merger Agreement and the Offer to Purchase filed by Purchaser, Parent and Novartis AG on January 28, 2011 (the “Offer to Purchase”), Parent and Purchaser commenced a cash tender offer (the “Offer”) on January 28, 2011 to acquire all of the issued and outstanding shares of common stock of the Company, par value $0.001 per share (the “Shares”) at a price of $25.00 per share (the “Offer Price”) in cash, without interest and less any required withholding taxes.

On February 28, 2011, the successful completion of the initial offering period of the Offer was announced. According to JPMorgan Chase Bank, N.A., the depositary for the Offer (the “Depositary”), as of the expiration of the initial offering period, a total of 14,121,547 Shares were validly tendered and not properly withdrawn, representing approximately 79.81% of the Shares outstanding. The Purchaser accepted for payment all of such Shares. The aggregate purchase price paid by Purchaser for such Shares was approximately $353 million. In addition, according to the Depositary, it received commitments to tender 2,306,873 additional Shares under the guaranteed delivery procedures described in the Offer to Purchase, representing approximately 13.04% of the Shares outstanding. The Purchaser has advised the Company that Parent provided Purchaser with the necessary funds to acquire the Shares from available cash. As a result of the completion of the initial offering period of the Offer, a change in control of the Company occurred and the Company has become an indirect subsidiary of Novartis AG.

On February 28, 2011, Purchaser commenced a subsequent offering period of the Offer for all remaining untendered Shares. The subsequent offering period will expire at 12:00 midnight (New York City time) on March 4, 2011 (which is the end of day on March 4, 2011), unless extended. Any Shares properly tendered during the subsequent offering period will be immediately accepted for payment, and tendering stockholders will be paid $25.00 per Share in cash, without interest and less any required withholding taxes, which is the same amount per Share that was paid in the initial offering period. Shares tendered during the subsequent offering period may not be withdrawn. In addition, no Shares validly tendered during the initial offering period may be withdrawn during the subsequent offering period.

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 28, 2011, in connection with the completion of the initial offering period of the Offer and pursuant to the terms of the Merger Agreement, the following directors of the Company resigned: Michael A. Henos, Laurence R. McCarthy, Ph.D., Tina S. Nova, Ph.D., Andrew E. Senyei, M.D. and Christine A. White, M.D. The resignation was not related to any disagreements between these directors and the Company. On the same date, the board of directors of the Company filled the vacancies created by the resignations by appointing Michael Nohaile, Anthony Rosenberg, Kevin Smith, Wayne Merkelson and Kenneth P. Schuster to serve as directors of the Company. In addition, Mr. Merkelson and Mr. Smith were each appointed to serve on the Company’s Nominating and Corporate Governance Committee.

Each of these newly appointed directors was nominated by Purchaser and appointed pursuant to the terms of the Merger Agreement, which was previously filed by the Company as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 24, 2011. Information about the directors nominated for appointment by Purchaser has been previously disclosed in Section 3—“Directors and Executive Officers of Purchaser” of Schedule I to the Offer to Purchase and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENOPTIX, INC.

Dated: March 2, 2011	By:	/s/ Christian V. Kuhlen, M.D., Esq.
Christian V. Kuhlen, M.D., Esq.
Vice President, General Counsel